EXHIBIT 10.4

76 Ninth Avenue

New York, NY 10011

Tel: (212) 414-6000

March 22, 2010

Mr. Daniel A. Gilbert

[Address on file with the Company]

Dear Dan:

It is my pleasure to present you with this offer of employment to join barnesandnoble.com llc (“BN.com” or the “Company”) as Executive Vice President, Operations and Customer Service. This position will be headquartered in Palo Alto, California. The following represents the elements of our offer:

Position:	Executive Vice President, Operations and Customer Service. Position includes, but (commensurate with your title) is not limited to, responsibility for: supply and demand planning, sourcing, manufacturing, operations, distribution and logistics related to digital devices including management of the Digital Products Operations Team located in Palo Alto, CA; inventory management, warehousing, fulfillment and logistics for all bn.com orders; Customer Service Operations for Barnes & Noble, including management of the Customer Service Center in Lyndhurst, NJ and outsourced Customer Service functions.

Reports to:	William J. Lynch, Jr., CEO, Barnes & Noble, Inc., or a similarly situated executive.

Start date:	By April 12, 2010

Annual Base salary:	$450,000

Benefits:	Eligible to participate in the Company Benefit Plan after sixty (60) days of continuous employment (Benefit Plan details to follow, upon acceptance of offer of employment). The Company will provide standard and reasonable Kidnap and Ransom insurance coverage in connection with your business travel.

Incentive Compensation:	You are eligible to participate in the Company’s Incentive Bonus Program. For fiscal year 2011 (May 2, 2010 to April 30, 2011), you will be paid an Incentive Compensation Bonus of $450,000 at such

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time that such Incentive Compensation Bonuses are paid to other Company executives for fiscal 2011 (prorated up for the period from your actual Start Date to May 2, 2010 provided you begin employment by April 12, 2010). For fiscal years after fiscal 2011, you will be eligible to earn an Incentive Compensation Bonus payment with a target level for your position of 75% to 150% of your Annual Base Salary. Other than for fiscal 2011, payments under the Incentive Compensation Bonus Plan will be based on Company and individual performance. As a result, your Incentive Compensation Bonus for any year after fiscal 2011 may be below, at or above your target level. You must be an active employee of BN.com in good standing at the time payments are made for the Incentive Compensation Bonus to be considered earned and to receive each respective Incentive Compensation Bonus payment, including the payment for fiscal 2011.

Digital Sales Bonus:	In addition to Incentive Compensation, you will be eligible to receive an annual bonus equal to 0.15% of the Net Sales Revenue of the Company with respect to each fiscal year for any e-book reading device or e-book reading device accessory developed or manufactured specifically by or for the Company (collectively, “Covered Devices and Covered Accessories”). For purpose of this paragraph: (i) sales of Covered Devices and Covered Accessories by the Company to third party resellers shall be included in Net Sales Revenue at the price at which they are sold by the Company to the reseller; and (ii) Extended Warranties (whether offered by the Company or by a third party) shall be considered a Covered Accessory and shall be included in Net Sales Revenue on a gross revenue basis. Net Sales Revenue shall not include (i) sales revenue of e-book reading devices or e-book reading device accessories sold by Barnes & Noble, Inc. or any of its subsidiaries or affiliates, including but not limited to BN.com, but which were not specifically developed or manufactured by or for the Company, or (ii) any sales revenue for any digital content for any device. Net Sales Revenue shall be calculated as gross sales revenue minus returns, discounts and bad debt. Fifty percent (50%) of any Digital Sales Bonus will be paid out within sixty (60) days after the close of the fiscal year used to calculate the bonus. The remaining fifty percent (50%) of the Digital Sales Bonus shall be paid within sixty (60) days after the close of the following fiscal year. You must be an active employee of Barnes & Noble.com in good standing at the time the payments are made for that portion of the bonus to be considered earned and to receive each respective payment.

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Special Payment:	You will be paid a one-time payment of $150,000, less deductions for applicable taxes. This payment will be made on the first payroll date of the month after your employment commences with the Company. If you voluntarily resign without Good Reason or are terminated for Cause (both as defined below) within twelve (12) months of your Start Date, you agree that you are obligated to reimburse the Company in the amount of the net after-tax portion of this Special Payment which you actually received, and that you will reimburse the Company promptly.

Restricted Stock Grant:	On the first business day of the month following the month in which your employment with the Company commences, you shall be granted 100,000 shares of restricted stock of Barnes & Noble, Inc. in accordance with the Company’s 2009 Incentive Plan vesting in four equal annual installments on the first through fourth anniversaries of the date of grant.

Vacation:	You will be eligible for 20 days of Company-paid vacation time annually after completion of six months of continuous service.

Severance:	If your employment is terminated (other than for Cause (as defined below)) or you resign for Good Reason (as defined below), you will receive severance as set out below provided that you execute a release in the form attached as Attachment 1.

(i)     If your employment is terrninated without Cause or you resign with Good Reason within the first twelve (12) months of your Start Date, you will receive severance equal to (i) one year of Annual Base Salary and (ii) $450,000. In addition, the first 25,000 shares of your Restricted Stock Grant shall automatically vest.

(ii)    If your employment is terminated without Cause or you resign with Good Reason after the first twelve (12) months of your Start Date but prior to the end of the first twenty-four (24) months of your Start Date, you will receive severance equal to (i) one year of Annual Base Salary and (ii) $450,000.

(iii)  If your employment is terminated without Cause or you resign with Good Reason after the first twenty-four (24) months of your Start Date, you will receive severance equal to one year of Annual Base Salary.

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(iv)   In addition to the benefits described above, in each of the instances described in paragraphs (i), (ii) and (iii), you will also be provided with the opportunity to elect the health care (medical and dental) benefits coverage that then current employees at your level receive, for you and your dependents, at the same rate paid by then current employees at your level, for up to 12 months after your employment termination, and the Company will pay the excess (if any) premiums over such rate for such 12 month period. Any period for which you elect these benefits will count toward your overall COBRA eligibility.

Subject to the Company’s receipt of the executed release and any restrictions set forth in paragraph 14 of the Employment Agreement, all severance will be paid in equal periodic installments on the first day of each calendar month over a period of 12 calendar months commencing with the first calendar month beginning on or next following the 30th day after the date your employment is terminated by the Company (the “Severance Period”). If the executed release is not received by the Company within 30 days after your employment termination, you will forfeit your right to severance. The periodic installments of severance shall constitute a series of separate payments for purposes of Section 409A of the Internal Revenue Code. If your employment is terminated for Cause or voluntarily by you without Good Reason, you will not receive any severance and will receive only your Annual Base Salary earned through your termination date and accrued unused vacation pay earned through your termination date.

For purposes of this letter, “Cause” means (A) your engaging in intentional misconduct or gross negligence which is injurious to Company; (B) your indictment or conviction by a court of competent jurisdiction with respect to any felony or other crime or violation of law involving fraud or dishonesty (with the exception of misconduct based in good faith on the advice of professional consultants, such as attorneys and accountants), or your entry of a plea of nolo contendere with respect to any felony involving fraud or dishonesty (with the exception of misconduct based in good faith on the advice of professional consultants, such as attorneys and accountants); (C) any gross negligence, intentional acts or intentional omissions by you, as determined by the Company in its reasonable discretion and judgment, that constitute, in any material respect, fraud, dishonesty, embezzlement or misappropriation in connection with the performance of the duties and responsibilities of your employment hereunder; (D) engaging in any act of intentional misconduct or moral turpitude, as determined by the Company, reasonably likely to adversely affect the Company or its business; (E) abuse of or dependency on alcohol or

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drugs (illicit or otherwise) which adversely affects job performance; (F) willful failure or refusal by you to properly perform (as determined by the Company in its reasonable discretion and judgment) the duties, responsibilities or obligations of your employment in any material respect for reasons other than Disability or authorized leave, or to properly perform or follow (as determined by the Company in its reasonable discretion and judgment) any lawful direction by the Company in any material respect; or (G) material breach of this Agreement or of any other duty to, written policy of, or agreement with the Company.

For purposes of this letter, “Good Reason” shall mean the occurrence of one or more of the following events without your written consent: (A) there shall have been a material diminution of your title, duties or responsibilities, (B) there shall have been a material reduction in the Annual Base Salary you receive from the Company; (C) your office shall be relocated to a location more than 50 miles from Palo Alto, California; or (D) the Company fails to make any material payments to you as required by this Agreement.

You will only be deemed to terminate employment for Good Reason if (A) you provide the Company with written notice of Good Reason within a period not to exceed 90 days after you first become aware of the existence of the condition alleged to give rise to Good Reason, (B) the Company fails to remedy the condition within 30 days of such notice, and (C) your termination is within six (6) months following your first awareness of the existence of the condition alleged to give rise to Good Reason.

You have represented, and hereby confirm that your employment by the Company and your performance of any and all terms and duties of your employment by the Company will not breach any employment agreement or any other binding obligations with any current or former employer or any other party.

This offer is contingent upon verification of your identity and your ability to legally work for the Company in the United States. In addition, this offer is contingent upon satisfactory references and verification of your employment record, academic credentials and any certifications represented on your employment application and/or resume. This offer is also contingent upon your execution of the attached Agreement Regarding Certain Terms and Conditions of Employment (the “Employment Agreement”).

If you wish to accept this offer of employment as set forth above, please review, sign and return the enclosed Employment Agreement along with an original signed copy (one of the two mailed to you) of this offer letter by March 25, 2010. If you do not contact me by March 25, 2010, the Company’s offer of employment shall be deemed to be rescinded and without effect. If you have any questions, please call me at your convenience.

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I am delighted with your interest in BN.com and am eager to have you join our team. The challenge, opportunity, and rewards that lie ahead for BN.com are unique and incredibly exciting. I look forward to hearing from you after you have had a chance to review this offer.

Very truly yours,

/s/ John J. Heaney
John J. Heaney.
Vice President, Human Resources
BN.com

ACCEPTED AND AGREED:

/s/ Dan Gilbert
Dan Gilbert
Date: 3/23/2010

Barnes & Noble, Inc., the parent company of the Company, hereby unconditionally guarantees the payment and performance of all of the obligations of the Company hereunder. Barnes & Noble, Inc.

By	/s/ Michelle Smith
Title	VP, Human Resources

AGREEMENT REGARDING CERTAIN TERMS AND CONDITIONS OF EMPLOYMENT

This agreement is by and between Barnes & Noble.com, llc. (“Company”) and Daniel A. Gilbert (“Employee”). This agreement incorporates by reference the terms of Employee’s March 22, 2010, offer letter and collectively refers to these two documents as “the Agreement.” In consideration of the Employee’s being hired by the Company, the Company’s providing Employee access to Confidential Information that is necessary to perform his/her work, the payment by the Company of Employee’s compensation and for other good and valuable consideration, the Company and Employee agree as follows:

At-Will Employment

1. Employee acknowledges and agrees that his/her employment is at-will, which means that both Employee and the company shall have the right to terminate such employment at any time, for any reason, with or without cause. Employee further acknowledges and agrees that this Agreement is not intended to and does not constitute a contract or agreement between Employee and the Company providing a specified term of employment or limiting the right of either party to terminate Employee’s employment with the Company at any time, for any reason, with or without cause.

Duty of Loyalty

2. Employee acknowledges that he/she owes a duty of loyalty to the Company, which Employee acknowledges means, among other things, that while an employee of the Company Employee must act on the best interests of the Company. Employee therefore agrees that, without limitation, (a) he/she shall devote his/her best efforts and undivided business time, effort and loyalty to the business of the Company; (b) he/she shall discharge all of his/her duties and responsibilities that are or may be assigned to him by the Company, conscientiously, in good faith and to the best of his/her ability, giving to the Company the full benefit of his/her knowledge, expertise, skill and judgment; (c) he/she shall not engage in any illegal or unethical conduct in the performance of his/her duties and responsibilities; and (d) he/she shall not engage in any conduct that creates an actual, potential or apparent conflict between Employee’s personal interests and the Company’s interest, or which otherwise materially adversely affect Employee’s judgment or ability to act in the Company’s best interests.

Confidential Information and Company Property

3. Employee acknowledges that his/her duties and responsibilities will put employee in a position of acquiring and creating Confidential Information (as that term is defined below) concerning the Company, the disclosure of which to competitors of the Company or others would cause the Company to suffer substantial and irreparable damage. Employee acknowledges, therefore, that it is in the Company’s legitimate business interest to restrict Employee’s disclosure or use of such Confidential Information (and other Company Property) for any purpose other than the services provided by the Employee to the Company and to limit the possibility of any potential appropriation of such Confidential Information (and other Company Property) by Employee for his/her own benefit or the benefit of the Company’s competitors and to the detriment of the Company.

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(continued) Confidential Information and Company Property

4. Employee agrees and acknowledges that “Confidential Information” shall mean all non-public information, whether or not created or maintained in written form, which constitutes, relates or refers to any and all of the following: financial data, strategic business plans, product development information (or other proprietary product data), marketing plans, processes, inventions, devices and all other non-public, proprietary or confidential information of, concerning or provided by or on behalf of the Company, its companies, entities, subsidiaries, licenses or clients, including without limitation, any technical, economic, financial, marketing or other information which is not common knowledge among competitors or other companies who may like to possess such confidential information or may find it useful. Specifically, without limitation, Confidential Information shall also refer to all client information, including for example, client lists, the identity of any contact persons and all sales information. All of the foregoing is merely illustrative and Confidential Information is not limited to those illustrations.

5. Employee agrees and acknowledges that “Company Property” shall mean all property and resources of the Company, including without limitation, all Confidential Information, the Company computer system and all software, e-mail and databases, telephone and facsimile services and all other administrative or support services provided by the Company.

6. Employee further agrees that “Company Property” shall also include, and Employee shall promptly disclose and provide to the Company, all Inventions (as defined below), whether or not any such Inventions also may be included within “Confidential Information” as defined under this Agreement, or are patentable, copyrightable or protectable as trade secrets. As used herein, an “Invention” shall mean any original work of authorship, design, formula, process, improvement, composition of matter, computer software program, data, information or database, method, procedure or other invention, development or improvement of any kind that Employee conceives, originates, develops, improves, modifies and/or creates, solely or jointly with others, during the period of Employee’s employment either as a result of such employment or as a result of access to Company Property including residuals thereof. The term “residuals” as used herein shall mean information in non-tangible form, which may be retained by Employee after access to Company Property, including ideas, concepts, know-how or techniques contained therein. Employee shall give Company all reasonable assistance and execute all documents necessary to assist and enable Company to perfect, preserve, register and record its rights in any such Invention. This Agreement shall not apply to any invention which qualifies fully under the provisions of Section 2870 of the California Labor Code.

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(continued) Confidential Information and Company Property

7. All Company Property and Confidential Information is owned and/or held by and for the Company exclusively, is intended for authorized, job-related purposes on behalf of the Company only and shall not be used for personal or other non-job-related purposes.

8. Specifically, without limitation, Employee acknowledges that all Inventions are hereby irrevocably assigned by Employee to the Company and, specifically without limitation, that any copyrightable works prepared by Employee within the scope of his/her employment are “works for hire” under the Copyright Act and that the Company will be considered the author and owner of such copyrightable works. In the event that any rights to any Inventions are deemed not to be works made for hire, or in the event that Employee should, by operation of law, be deemed to retain any rights in such Inventions, Employee hereby irrevocably assigns, without any further consideration and regardless of any use by the Company of any such Inventions, all of his/her rights, title and interest, if any, in and to such Inventions to the Company. Employee agrees that the Company, as the owner of such rights has the full and complete right to prepare and create derivative works based upon the Inventions, Works of Authorship and any derivative works of such Works of Authorship and to use, reproduce, publish, print, copy, market, advertise, distribute, transfer, sell, publicly perform and publicly display, and otherwise exploit by all means now known or later developed, such Works of Authorship and derivative works anywhere throughout the world.

9. Employee understands that the Company, from time to time, may have entered into agreements with other parties which imposed obligations or restrictions on the Company regarding Inventions made during the course of the work under such agreements or regarding the confidential nature of such works, or otherwise received from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Employee acknowledges and agrees to be bound by all such obligations and restrictions, will hold Third Party Information in the strictest confidence, will not disclose (to anyone other than Company personnel who need to know such information in connection with then work for the Company) or use Third Party Information unless expressly authorized by the Company in writing, and will otherwise take all action necessary to discharge the obligations to the Company arising in connection with such Third Party Information.

10. Further, without limitation, the Employee shall not, directly or indirectly, (a) remove from the Company’s premises, or divulge, disclose or make accessible to any other person, firm, partnership, corporation or other entity, any Confidential Information or non-public Company Property, except as may be required by law and only after reasonable prior notice to the Company; or (b) make use of any Confidential Information or Company Property for any purpose outside the course of performing the authorized duties of his/her employment, including to benefit the Employee or any other person or entity.

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(continued) Confidential Information and Company Property

11. Employee acknowledges and represents that his/her performance of all the terms of this Agreement and his/her duties as an employee of the Company will hot breach any invention, assignment or proprietary information or similar agreement with any former employer or other party. Employee further acknowledges and represents that Employee will not bring to the Company or use in the performance of his/her duties for the Company any documents or materials of any kind of a former employer or other person or entity, that Employee is not legally authorized or permitted to use and/or that are not generally available to the public.

12. Employee acknowledges and agrees that the agreements and restrictions contained in the Agreement are reasonable and necessary for the protection of the Company and its business, and are not limited in time to the duration of Employee’s employment but extend after and shall survive the termination of his/her employment, irrespective of the reason for its termination. The Employee further acknowledges and agrees that the Company shall be entitled to an injunction or other form of equitable relief to prevent or terminate any violation of the foregoing restrictions. Any such relief shall be in addition to and not in lieu of any other remedy available to the Company, whether at law or in equity.

13. Upon the termination for any reason of his/her employment with the Company, or at any time the Company may so request, Employee shall promptly deliver to the Company all Confidential Information and Company Property, including all memoranda, notes, documents or magnetic discs, tapes or other electronic or computer means of information storage, of any kind that constitute, contain, relate or refer to Confidential Information or Company Property, and which the Employee may have in his/her possession or under his/her control.

Non-Competition and Non-Solicitation

14. (a) During his/her employment by the Company, and during any applicable Severance Period, Employee agrees that, without the prior written consent of the Company he/she will not, directly or indirectly, either as principal, manager, agent, consultant, officer, stockholder, partner, investor, lender or employee or in any other capacity, carry on, be engaged in or have any financial interest in, any business which is in competition with the business of the Company and/or its members, officers, companies, entities, subsidiaries, successors or licensees.

(b) During his/her employment by the Company, and for twelve (12) months thereafter, Employee agrees that, without the prior written consent of the Company he/she shall not, on his/her own behalf or on behalf of any person or company, directly or indirectly, communicate with any person who has been employed by the Company or any of its companies, entities, subsidiaries, successors, agents or licensees at any time during the twelve (12) months immediately preceding such communication, in order to encourage, solicit or suggest that such person terminate his/her employment with the Company, or to solicit or offer employment to such person.

(c) If Employee breaches any terms or provisions of this paragraph 14 the Company may, in addition to any other remedies that the Company may have for any such breach, immediately terminate the payment of any severance then being paid to the Employee pursuant to this Agreement. A termination of severance payments pursuant to this paragraph 14, shall not constitute a breach of the severance agreement and release.

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(continued) Confidential Information and Company Property

15. For purposes of the foregoing paragraph, a business shall be deemed to be in competition with the Company if it is engaged in the sale of books, eBooks and/or eBook readers and/or related merchandise, including, without limitation, Amazon.com, Inc., Books-A-Million, Inc., Borders Group Inc., and any similar company or any subsidiary or affiliate of the foregoing entities. Nothing in the foregoing paragraph shall be construed so as to preclude Employee from investing directly or indirectly in any publicly traded equity securities, provided that no such investment in any class of securities may exceed 5% of the outstanding securities of such class.

16. Employee and the Company agree that the terms of paragraph 14 constitute a reasonable covenant under the circumstances and that Employee has received adequate consideration for his/her agreement to such terms such as, without limitation, the Company’s agreement to the terms of this Agreement Employee agrees that any breach of the covenants contained in paragraph 14 would irreparably injure the Company. Accordingly, Employee agrees that the Company may, in addition to pursuing any other remedies it may have at law or in equity, obtain an injunction against Employee from any court having jurisdiction over such application for an injunction, restraining any further violation of this Agreement by Employee.

Arbitration

(a) Any dispute, controversy or claim between Employee and the Company concerning any “Claims”, as further defined below, shall be submitted to and finally determined by binding arbitration to be held in San Francisco, California before one arbitrator according to the National Rules for the Resolution of Employment Disputes of the American Arbitration Association, and judgment upon any award rendered may be entered in any court having jurisdiction thereof. For purposes of the arbitration of any Claim hereunder and the entry of judgment upon any award, Employee and the Company hereby consent to personal jurisdiction in the State of California. (b) The Claims subject to this arbitration provision are and shall be those claims concerning (i) any term, condition, covenant, representation or acknowledgement contained in this Agreement; or (ii) any other aspect of Employee’s employment or the termination thereof, including without limitation, any and all actual or potential claims under any applicable federal, state, local or other statues, orders, laws, ordinances, regulations or the like, or case law, that relate to employment or employment practices and/or, specifically, that prohibit discrimination based upon age, race, religion, sex, national origin, disability or any other unlawful bases, including without limitation, the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, as amended, the Civil Rights Acts of 1866 and 1871, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act of 1990, as amended, the Family Medical Leave Act of 1993, as amended, the Employee Retirement Income Security Act of 1990, as amended, the Fair Labor Standards Act, as amended, the Vietnam Era Veterans’ Readjustment Assistance Act, as amended, the Equal Pay Act, as amended, and any similar applicable statues, orders, laws, ordinances, regulations or the like,

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(continued) Arbitration

or case law, of any State. The parties further agree that the Claims subject to arbitration shall exclude any claims required by an applicable Federal, State, local or other statute to be submitted to another forum (for example, a workers compensation claim or a claim for unemployment insurance benefits).

(c) Notwithstanding the provisions of paragraphs 17(a) and (b), the Parties may apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction, or other interim or conservatory relief, as necessary, without breach of this arbitration agreement and without abridgment of the powers of the arbitrator, but that the arbitrator shall otherwise have authority to grant equitable or injunctive relief. The Company agrees to pay all costs of the arbitrator and the arbitration. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. The arbitrator may award the prevailing party in any such arbitration attorneys’ fees and costs incurred in connection therewith, except for those the Company shall bear, as set forth above.

(d) The Parties have read and understand this paragraph 17, which discusses arbitration. The Parties understand that by signing this Agreement, the Parties agree to submit any future claims arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof to binding arbitration to the extent permitted by law. The Parties specifically acknowledge that they understand that the right to the determination and/or trial of any Claims in court before a judge or a jury is a valuable right, and that by signing this Agreement they hereby knowingly and voluntarily waive their right to assert any Claims in any court of competent jurisdiction and they hereby knowingly and voluntarily waive the right to a determination and/or trial before a judge or a jury.

Applicable Law

17. This Agreement, and any arbitration hereunder, shall in all respects be subject to, governed by and enforced and construed pursuant to and in accordance with the laws of the State of New York, without regard to and excluding New York choice of law rules and except that the interpretation and enforceability of this arbitration clause shall be governed by the Federal Arbitration Act.

Successors

18. This Agreement shall inure to the benefit of the Company, its subsidiaries and affiliates, and the successors and assigns of each of them.

Amendment

19. No term, condition, covenant, representation or acknowledgement contained in this Agreement may be amended or modified unless in writing signed by both parties, and no course of conduct shall be deemed a waiver of its provisions.

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Severability

20. If any part of this Agreement is found to be void, illegal or invalid for any reason whatsoever, the remaining provisions of this Agreement shall nevertheless be binding with the same effect as though the void, illegal or invalid parts were deleted. If any provision of this Agreement is limited in any respect, it shall nevertheless be enforced to the extent that it is held to be enforceable.

Complete Agreement

21. This Agreement constitutes the entire Agreement with respect to the subject matter hereof and cancels and supersedes any and all other previous agreements with respect to the subject matter hereof. The terms of this Agreement shall survive the termination of and any change in Employee’s position with the Company.

Employee Review of Agreement

22. Employee understands that he/she has the right to consult an attorney prior to the signing of this Agreement, and acknowledges that his/her signature below signifies that he/she has fully reviewed and understands all of the terms of this Agreement and that he/she has agreed to those terms.

/s/ Daniel A. Gilbert		3/23/2010
Daniel A. Gilbert		Date

Barnes & Noble.com, llc

By:	/s/ John J. Heaney	3/22/2010
	Name: John J. Heaney	Date
Title: Vice President, Human Resources

Barnes & Noble, Inc., the parent company of the Company, hereby unconditionally guarantees the payment and performance of all of the obligations of the Company hereunder.

Barnes & Noble, Inc.

By:	/s/ Michelle Smith
Title	VP, Human Resources

Attachment 1

GENERAL RELEASE AND WAIVER

l. [Name] (“Employee”) hereby acknowledges and agrees that Employee’s employment with barnesandnoble.com llc (the “Company”) terminated on                     , 20     (the “Termination Date”).

2. Employee acknowledges and agrees that Employee’s executing this General Release and Waiver (“Release”) is a condition precedent to the Company’s obligation to pay (and the Employee’s right to retain) the payments and benefits set forth in Section entitled “Severance” of the employment letter agreement, dated as of March [•], 2010, between Employee and the Company (such agreement referred to herein as the “Employment Agreement” and such payments and benefits collectively referred to herein as the “Separation Benefit”), that the Separation Benefit is adequate consideration for this Release, and that any monetary or other benefits that, prior to the execution of this Release, Employee may have earned or accrued, or to which Employee may have been entitled, have been paid or such payments or benefits have been released, waived or settled by Releasor (as defined below) except as expressly provided in this Release.

3. (a) THIS SECTION PROVIDES A COMPLETE RELEASE AND WAIVER OF ALL EXISTING AND POTENTIAL CLAIMS EMPLOYEE MAY HAVE AGAINST EVERY PERSON AND ENTITY INCLUDED WITHIN THE DESCRIPTION BELOW OF “RELEASEE.” BEFORE EMPLOYEE SIGNS THIS RELEASE, EMPLOYEE MUST READ THIS SECTION CAREFULLY, AND MAKE SURE THAT EMPLOYEE UNDERSTANDS IT FULLY.

(b) In consideration of Employee’s receipt and acceptance of the Separation Benefit from the Company, and on behalf of the Company and each Releasee (as defined below), Employee, on Employee’s behalf and on behalf of Employee’s heirs, executors, administrators, successors and assigns (collectively, “Releasor”), hereby irrevocably, unconditionally and generally releases the Company, its current and former officers, directors, shareholders, trustees, parents, members, managers, affiliates, subsidiaries, branches, divisions, benefit plans, agents, attorneys, advisors, counselors and employees, and the current and former officers, directors, shareholders, agents, attorneys, advisors, counselors and employees of any such parent, affiliate, subsidiary, branch or division of the Company and the heirs, executors, administrators, receivers, successors and assigns of all of the foregoing (each, a “Releasee”), from or in connection with, and hereby waives and/or settles, except as provided in Section 3 (c), any and all actions, causes of action, suits, debts, dues, sums of money, accounts, controversies, agreements, promises, damages, judgments, executions, or any liability, claims or demands, known or unknown and of any nature whatsoever, whether or not related to employment, and which Releasor ever had, now has or hereafter can, shall or may have as of the date of this Release, including, without limitation, (i) any rights and/or claims arising under any contract, express or implied, written or oral, including, without limitation, the Employment Agreement; (ii) any rights and/or claims arising under any applicable foreign, Federal, state, local or other statutes, orders, laws, ordinances, regulations or the like, or case law, that relate to employment or employment practices, including, without limitation, family and medical, and/or, specifically, that prohibit discrimination based upon age, race, religion, sex, color, creed, national origin, sexual orientation, marital status, disability, medical condition, pregnancy, veteran status or any other unlawful bases, including, without limitation, the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, as amended, the Civil Rights Acts of 1866 and 1871, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act of 1990, as amended, the Family Medical Leave Act of 1993, as amended, the Employee Retirement

Income Security Act of 1974, as amended, the Vietnam Era Veterans’ Readjustment Assistance Act of 1974, as amended, the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any similar applicable statutes, orders, laws, ordinances, regulations or the like, or case law, of the State of New York and any State in which any Releasee is subject to jurisdiction, or any political subdivision thereof, including, without limitation, the New York State Human Rights Law, the New York State Labor Law and the New York City Human Rights Law, and all applicable rules and regulations promulgated pursuant to or concerning any of the foregoing statutes, orders, laws, ordinances, regulations or the like; (iii) any waivable rights and/or claims relating to wages and hours, including under state or local labor or wage payment laws; (iv) any rights and/or claims to benefits that Employee may have or become entitled to receive under any severance, termination, change of control, bonus or similar policy, plan, program, agreement or similar or related arrangements, including, without limitation, any offer letter, letter agreement or employment agreement between Employee and the Company; (v) any rights and/or claims that Employee may have to receive any equity in the Company (whether restricted or unrestricted) in the future; and (vi) and any rights and/or Claims for attorneys’ fees. Employee agrees not to challenge or contest the reasonableness, validity or enforceability of this Release.

(c) Notwithstanding the foregoing, Employee does not release any Releasee from any of the following rights and/or claims: (i) any rights and/or claims Employee may have that arise after the date Employee signs this Release; (ii) any rights and/or claims that by law cannot be waived by private agreement; (iii) Employee’s right to file a charge with or participate in any investigation or proceeding conducted by the U.S. Equal Employment Opportunity Commission (“EEOC”) or similar government agency; provided that even though Employee can file a charge or participate in an investigation or proceeding conducted by the EEOC or similar government agency, by executing this Release, Employee is waiving his ability to obtain relief of any kind from any Releasee to the extent permitted by law; (iv) Employee’s non-forfeitable rights to accrued benefits (within the meaning of Sections 203 and 204 of ERISA); (v) any rights and/or claims for indemnification (whether under agreement, charter document or by operation of law) as a current or former director, member, officer, employee or agent, or to insurance coverage under any directors’ and officers’ personal liability insurance or fiduciary insurance policy; and (vi) any rights and/or claims to enforce the Employment Agreement in accordance with its terms.

4. Employee represents and warrants that Employee has not filed or commenced any complaints, claims, actions or proceedings of any kind against any Releasee with any Federal, state or local court or any administrative, regulatory or arbitration agency or body. Employee hereby waives any right to, and agrees not to, seek reinstatement or employment of any kind with any Releasee and, without waiver by any Releasee of the foregoing, the existence of this Release shall be a valid, nondiscriminatory basis for rejecting any such application or, in the event Employee obtains such employment, for terminating such employment. This Release and the Separation Benefit are not intended to be, shall not be construed as and are not, an admission or concession by any Releasee of any wrongdoing or illegal or actionable acts or omissions.

5. (a) Employee hereby represents and agrees that Employee shall keep confidential and not disclose orally or in writing, to any person, except as may be required by law, any and all information concerning the existence or terms of this Release and the amount of any payments made hereunder. Employee further agrees that, except as shall be required by law, Employee shall keep confidential and not disclose orally or in writing, directly or indirectly, to any person (except Employee’s immediate family, attorneys and accountant), any and all information concerning any facts, claims or assertions relating or referring to treatment Employee received by or on behalf of any Releasee through the date of this Release.

(b) If Employee is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any information covered by Section 5(a), Employee shall promptly notify the Company of such request or requirement so that the Company may seek to avoid or minimize the required disclosure and/or to obtain an appropriate protective order or other appropriate relief to ensure that any information so disclosed is maintained in confidence to the maximum extent possible by the agency or other person receiving the disclosure, or, in the discretion of the Company, to waive compliance with the provisions of this Release. Employee shall use reasonable efforts, in cooperation with the Company or otherwise, to avoid or minimize the required disclosure and/or to obtain such protective order or other relief. If, in the absence of a protective order or the receipt of a waiver hereunder, Employee is compelled to disclose such information or else stand liable for contempt or suffer other sanction, censure or penalty, Employee shall disclose only so much of such information to the party compelling disclosure as he believes in good faith on the basis of advice of counsel is required by law, and Employee shall give the Company prior notice of such information he believes he is required to disclose.

6.(a) Employee shall not make, either directly or by or through another person, any oral or written negative, disparaging or adverse statements or representations of or concerning any Releasee. The executive officers of the Company shall not make any oral or written disparaging statements regarding Employee.

(b) Without limitation to the survival of any other terms of the Employment Agreement subsequent to the end of Employee’s employment, the expiration or termination of the Employment Agreement, and/or the execution and effectiveness of this Release, Employee and the Company expressly acknowledge that the terms of Sections 4 and 5 of the Employment Agreement survive and shall be in full force and effect as provided in the Employment Agreement.

7. The covenants, representations and acknowledgments made by Employee in this Release shall continue to have full force and effect after the execution and effectiveness of this Release and the delivery of the Separation Benefit, and this Release shall inure to the benefit of each Releasee, and the successors and assigns of each of them, to the extent necessary to preserve the intended benefits of such provisions. If any section of this Release is determined to be void, voidable or unenforceable, it shall have no effect on the remainder of this Release, which shall remain in full force and effect, and the provisions so held invalid or unenforceable shall be deemed modified as to give such provisions the maximum effect permitted by applicable law. Without limitation to Section 3.8 of the Employment Agreement, the Company shall be excused and released from any obligation to make payment of the Separation Benefit, and Employee shall be obligated to return to the Company the Separation Benefit, in the event that Employee is found to have (a) made a material misstatement in any term, condition, covenant, representation or acknowledgment in this Release, or (b) Employee is found to have committed or commits a material breach of any term, condition or covenant in this Release.

8. This Release and the Employment Agreement constitute the sole and complete agreement between the parties with respect to the matters set forth therein and supersedes all prior agreements, understandings and arrangements, oral or written, between Employee and the Company with respect to the subject matter thereof. This Release may not be amended or modified except by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought. Either party may, by an instrument in writing, waive compliance by the other party with any term or provision of this Release to be performed or complied with by such other party.

9. With respect to any claims or disputes under or in connection with this Release or any claims released under Section 3 of this Release, Employee and the Company hereby acknowledge and agree that Sections 6.7 and 6.9 of the Employment Agreement shall govern. Employee acknowledges that a breach or threatened breach of the provisions of this Release may give rise to losses or damages for which the Company cannot be reasonably or adequately compensated in an action at law, and that such violation may result in irreparable and continuing harm to the Company. Accordingly, Employee agrees that, in addition to any other remedy that the Company may have at law or in equity, the Company shall be entitled to seek equitable relief, including, without limitation, injunction and specific performance and Employee hereby waives any requirements for security or posting of any bond in connection with such relief. No specification in this Release of any particular remedy shall be construed as a waiver or prohibition of any other remedies (including claims for damages) in the event of a breach or threatened breach of this Release.

10. Employee agrees and acknowledges that (a) Employee has had an adequate opportunity to review this Release and all of its terms, (b) Employee understands all of the terms of this Release, which are fair, reasonable and are not the result of any fraud, duress, coercion, pressure or undue influence exercised by or on behalf of any Releasee and (c) Employee has agreed to and/or entered into this Release and all of the terms hereof, knowingly, freely and voluntarily.

11. By executing this Release, Releasor acknowledges that (a) Employee has been advised by the Company to consult with an attorney before executing this Release; (b) Employee was provided adequate time (i.e., at least 21 days) to review this Release and to consider whether to sign this Release and (c) Employee has been advised that Employee has 7 days following execution to revoke this Release (“Revocation Period”). Notwithstanding anything to the contrary contained herein or in the Employment Agreement, this Release shall not be effective or enforceable, and the Separation Benefit is not payable and shall not be delivered or paid by the Company, until the Revocation Period has expired and provided that Employee has not revoked this Release. Employee agrees that any revocation shall be made in writing and delivered to _, Vice President, Human Resources, Barnes & Noble.com, 76 Ninth Avenue, NY, NY 10011. Employee acknowledges that revocation of this Release shall result in the Company’s not having an obligation to pay the Separation Benefit.

Signature: Date:

[Name]